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Exhibit 10.39

MANAGEMENT CONTINUITY AGREEMENT

        THIS AGREEMENT is entered into by and between THE MACERICH COMPANY, a Maryland corporation (the "Company") and David J. Contis (the "Executive"), this 15th day of March, 2002.

        The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued commitment and dedication of the Executive, notwithstanding the possibility or occurrence of a Change of Control (as defined in Appendix A), to encourage the Executive's full attention and dedication to the Company currently and in the event of any impending Change of Control, to encourage the Executive's continued objectivity and impartiality in the evaluation of alternative strategies and continued service after a Change of Control, to provide the Executive with security, compensation and benefits arrangements following termination upon a Change of Control that further these objectives and that are competitive with those of other corporations. In order to accomplish these objectives, the Board has approved the Company's entering into this Agreement.

        NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.    Certain Definitions.    In addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

        "1994 Plan" means The Macerich Company Amended and Restated 1994 Incentive Plan, as it may be amended from time to time.

        "2000 Plan" means The Macerich Company 2000 Incentive Plan, as it may be amended from time to time.

        "Base Salary" means the annual base rate of compensation payable to Executive by the Company as of the Executive's date of termination, before deductions or voluntary deferrals authorized by the Executive or required by law to be withheld from the Executive by the Company. Salary excludes all other extra pay such as overtime, pensions, severance payments, bonuses, stock incentives, living or other allowances, and other perquisites.

        "Cause" means that the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has:

          (1)  failed to perform in a material respect without proper cause his obligations under this Agreement or his written employment agreement, if any;

          (2)  been convicted of or pled guilty or nolo contendere to a felony;

          (3)  committed an act of fraud, dishonesty or gross misconduct which is materially injurious to the Company; or

          (4)  failed to perform his required job duties in a material respect without proper cause.

        Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed for purposes of this Agreement to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause under (1), (3) or (4) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the entire membership of the Board (excluding the Executive and any relative of the Executive, if the Executive or such relative is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the

Executive is guilty of the conduct described in (1), (3) or (4) above, and specifying the particulars thereof in reasonable detail.

        "Change of Control" shall have the meaning set forth in Appendix A.

        "Change of Control Period" means the period commencing on the Execution Date and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the Execution Date, and on each annual anniversary of such date (such date and each annual anniversary thereafter, the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Disability" means (1) a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code, or (2) the absence of the Executive from his duties with the Company on a full-time basis for a period of nine months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative (such agreements as to acceptability not to be unreasonably withheld). "Incapacity" as used herein shall be limited only to a condition that substantially prevents the Executive from performing his or her duties.

        "Effective Date" means the first date during the Change of Control Period on which a Change of Control occurs; provided, however that notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive's employment with the Company was terminated by the Company for no reason or any reason other than death, Disability or for Cause, or by the Executive for Good Reason, after the public announcement of but prior to the consummation of such Change of Control, or such termination or events giving rise to such termination otherwise occurred in specific contemplation of such Change of Control (including, without limitation, at the request of a third party that has taken steps reasonably calculated to effect such Change of Control), then for the purposes of this Agreement, the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

        "Execution Date" means the date first set forth above.

        "Good Reason" means a termination of employment by the Executive during the Protected Period for any one or more of the following reasons, to the extent not remedied by the Company within a reasonable period of time after receipt by the Company of written notice from the Executive specifying in reasonable detail such occurrence, without the Executive's written consent thereto:

          (1)  an adverse and significant change in the Executive's position, duties, responsibilities or status with the Company

          (2)  a change in the Executive's principal office location to a location further away from the Executive's home which is more than 30 miles from the Executive's principal office;

          (3)  the taking of any action by the Company to eliminate benefit plans without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish the aggregate value of the incentive awards or other fringe benefits; provided that if neither a surviving entity nor its parent following a Change of Control is a publicly-held company, the failure to provide stock-based benefits shall not be deemed good reason if benefits of comparable value using recognized valuation methodology are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate benefits in connection with across the board reductions or modifications affecting similarly situated persons of executive rank in the Company or a combined organization shall not constitute Good Reason;

          (4)  any reduction in the Executive's Base Salary; or

          (5)  any material breach by the Company of this Agreement or the written employment agreement with Executive, if any.

        If the Executive suffers a Disability or dies following the occurrence of any of the events described in clauses (1) through (5) above and the Executive has given the Company the requisite written notice but the Company has failed to remedy the situation prior to such Disability or death, the Executive's Disability or death shall not affect the ability of the Executive or his heirs or beneficiaries, as applicable, to terminate his employment for Good Reason.

        "Protected Period" means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

        "Qualified Termination" means a termination of the Executive's employment with the Company during the Protected Period by the Company for no reason, or for any reason other than for Cause, death or Disability, or by the Executive for Good Reason.

        2.    Benefits Following a Change of Control.

          (a)    Severance Payments.    Upon a Qualified Termination, and subject to Sections 2(c)(2) and 10(b), the Company shall pay to the Executive an amount equal to two (2) times the sum of (1) Executive's Base Salary and (2) the average of the cash and stock portion of the Executive's annual incentive bonus (including any cash portion of an incentive bonus which Executive has elected to convert into shares of restricted stock or stock units under the Company's Cash Bonus/Restricted Stock and Stock Unit Award Programs or other comparable express, optional stock-in-lieu of cash benefit programs) payable to Executive in each of the three preceding years. The severance amount described in this paragraph shall be paid in cash to the Executive in a single lump sum as soon as practicable after the Change of Control and the Executive's termination of employment, but, subject to Section 8, in no event later than 30 days after the later of such dates to occur.

          (b)    Restricted Stock and Stock Options.    Upon a Change of Control, (1) any shares of restricted stock or stock units held by the Executive that remain unvested shall immediately vest and, subject to any deferral elections by the Executive then applicable, become immediately payable and (2) any stock options held by Executive, to the extent that they are unvested and unexercisable, shall vest and be exercisable. In the case of a Change of Control under subsection (3), such restricted stock, stock units or stock options shall vest effective immediately prior to such Change of Control to the extent necessary in order to enable the realization of the benefits of such acceleration. Any stock options held by the Executive that are or become vested and exercisable pursuant to this Section 2(b) or any other agreement shall remain exercisable not less than one year after the date on which the Change of Control occurs, subject only to Section 6.2(b) of the 1994 Plan and the 2000 Plan or any comparable provisions of any plan under which the options were granted.

          (c)    Repayment of Loans under the Macerich Executive Loan Program.

            (1)  Upon a Change of Control, the Executive may, during the one year period beginning on the date on which the Change of Control occurs and ending on the first anniversary thereof, surrender the Pledged Shares (as defined under the Stock Pledge Agreement between the Company and the Executive dated as of November 17, 1997), and pay any delinquent interest in full satisfaction of any outstanding principal and interest then due under the Secured Full Recourse Promissory Note between the Company and the Executive, dated as of

    November 17, 1997 (the "Note"); provided, however, that in no event shall such one year period extend the term of the Note beyond its original 10 year term.

            (2)  Upon a Qualified Termination or upon a termination of the Executive's employment because of death or Disability during the Protected Period, the Executive (or the Executive's beneficiary or legal representative, as the case may be) must within one year after the later of the date of such termination or the Change of Control (A) repay any outstanding principal and interest then due under the Note or (B) surrender the Pledged Shares and pay any delinquent interest in full satisfaction of any such outstanding balance; provided, however, that in no event shall such one year period extend the term of the Note beyond its original 10 year term. Notwithstanding the foregoing, if the Executive's employment is terminated under the circumstances contemplated by the proviso to the definition of "Effective Date" and such Change of Control fails to be consummated, the Executive shall have one year following the announcement of the termination of the proposed Change of Control to repay his obligation under the Note according to its original terms; provided, however, that in no event shall such one year period extend the term of the Note beyond its original 10 year term. All interest on the Note shall be paid when due; without limiting the Company's other rights and remedies with respect to payment of delinquent interest, such amounts may be offset to the extent permitted by law against any of the Company's obligations hereunder.

            (3)  The Note and Pledge Agreement shall be deemed amended accordingly.

          (d)    Payment of Accrued Obligations.

          Upon a Qualified Termination, and subject to Section 8, the Executive will receive in addition to any other payments that may become due under this Agreement, the following:

            (2)  payment of the sum of the Executive's Base Salary through the date of termination and any accrued vacation pay to the extent not theretofore paid, which shall be paid to the Executive in a lump sum in cash as soon as practicable after the Executive's termination of employment but in no event later than 30 days of the date of termination;

            (3)  payment in an amount equal to the cash value of the last annual incentive bonus (including the equity and cash portions) prorated to the date of termination, which shall be paid to the Executive in a lump sum in cash as soon as practicable after the Executive's termination of employment but in no event later than 30 days of the date of termination;

            (4)  payment of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), which shall be paid to the Executive pursuant to terms of the plan or agreement under which such compensation was deferred; and

            (5)  payment to the Executive of any amounts due pursuant to the terms of any applicable welfare benefit plans.

        3.    Duties.    Executive agrees for the duration of his employment to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent the Executive, upon approval of the Board, from serving as a director or trustee of other entities or businesses which are not in competition with the Company or in competition with any present or future affiliate of the Company. Nothing herein shall prevent Executive from investing in real estate for his own account or from becoming a partner or a stockholder in any entity not in competition with the Company or any present or future affiliate of the Company.

        4.    Soliciting Employees.    Executive agrees that he will not, from the Execution Date through a period of two years following the later of termination of his employment or the expiration of this Agreement, directly or indirectly solicit or recruit any of the Company employees who earned annually $25,000 or more as a Company employee during the last six months of his or her own employment to work for him or any business, individual, partnership, firm, corporation, or other entity then in competition with the Company or any subsidiary or affiliate of the Company.

        5.    Confidential Information.

          (a)  The Executive shall, beginning on the Execution Date and for the term of this Agreement and thereafter in perpetuity, hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data, whether in tangible or intangible form, including but not limited to, information relating to the Company or any of its affiliated companies, or their respective businesses, plans, finances, tenants, customers, partners, properties, processes or means of operation, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, use (other than in furtherance of the Company's business), or communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          (b)  Executive agrees that all lists, materials, books, files, reports, correspondence, records, and other documents ("Company Material") used, prepared or made available to Executive, shall be and remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Executive shall not make or retain any copies hereof.

        6.    Certain Additional Payments by the Company

          (a)    Amount of Section 280G Additional Payment.    Anything in this Agreement or any other agreement between the Executive and the Company (including but not limited to any Restricted Stock Award Agreement under the 1994 Plan and/or the 2000 Plan) to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (within the meaning of Section 280G(b)(2) of the Code) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment"). The Gross-Up Payment shall equal an amount such that after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments do not exceed 110% of an amount equal to 2.99 times the Executive's "base amount" within the meaning of Section 280G(b)(3) of the Code (the "Safe Harbor Amount"), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 2(a), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value (as defined below) of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6(a). For the purposes of this Section 6(a), "Parachute Value" shall mean the present value of a Payment as of the date of a change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax would apply to such Payment, and "Value" shall mean the economic present value of a Payment as of the date of the change of control for purposes of 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

          (b)    Determination of Amount.    Subject to the Provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment or Parachute Value and the assumptions to be utilized in arriving at such determinations, shall be made by PriceWaterhouseCoopers LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to and payable under this Section 6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c)    Claim Process.    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (1)  give the Company any information reasonably requested by the Company relating to such claim,

            (2)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (3)  cooperate with the Company in good faith in order effectively to contest such claim, and

            (4)  permit the Company to participate in any proceedings relating to such claim;

    provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)    Refunds.    If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        7.    Full Settlement; Resolution of Disputes

          (a)    No Offset.    Subject to Section 2(c)(2) and 10(b), the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be subject to any set-off, counterclaim, recoupment, or other claim, right or action which the Company may have against the Executive, except under this Agreement.

          (b)    No Mitigation.    In no event shall the Executive be obligated to seek other employment or take any other action to attempt to reduce any of the amounts payable to the Executive under any of the provisions of this Agreement. Further, amounts or benefits hereunder shall not be reduced if the Executive obtains other employment, except to the extent the terms of another written agreement (or plan) to which the Executive is a party (or in which he participates) expressly so provides.

          (c)    Arbitration of Disputes

            (1)  Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to the Executive's employment or termination of the same or conduct thereafter, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator, in accordance with California Civil Procedure Code §§ 1280 et seq. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association or JAMS/Endispute. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator's award is based. The Company will pay the arbitrator's fees and arbitration expenses and any other costs associated with the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorneys' fees and other expenses as and to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim which affords the prevailing party attorneys' fees and costs, or if there is a written agreement providing for fees and costs, then the arbitrator may award reasonable fees to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the arbitrator. Nothing in this paragraph shall affect the Executive's or the Company's ability to seek from a court injunctive or equitable relief.

            (2)  Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the content of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any controversy relating to the arbitration, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

        8.    Release.

        Notwithstanding anything to the contrary herein, the Company's obligation to make any payment provided for in this Agreement upon or after a termination of service is expressly made subject to and conditioned upon (a) Executive's prior execution of a release substantially in the form attached hereto as Exhibit A within 30 days after the applicable date of termination and (b) Executive's non-revocation of such release in accordance with the terms thereof. Pending the delivery of the release and expiration of any and all applicable statutory waiting periods, no such payment will be due hereunder.

        9.    Restraint on Alienation.

        None of the benefits, payments, proceeds or claims of the Executive shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall the Executive have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments of proceeds which he or she may expect to receive, contingently or otherwise, under this Agreement. Notwithstanding the above, benefits which are in pay status may be subject to a garnishment or wage assignment or authorized or mandatory deductions made pursuant to a court order, a tax levy or applicable law or the Executive's elections.

        10.    Entire Understanding.

            (4)  This Agreement, and the terms of the Note or any outstanding awards under the 1994 Plan or the 2000 Plan expressly referenced herein, as modified hereby, constitute the entire understanding between the parties with respect to the subject matters contemplated by this Agreement. Such agreements and terms supersede all prior written or oral communications, negotiations, understandings or agreements of any kind with respect to such subject matters.

            (5)  All benefits under this Agreement will be reduced by the amount paid to Executive under any federal or state statute, law, rule or regulation that requires a formal notice period, pay in lieu of notice (including but limited to WARN Act), termination, indemnity, severance payments or similar payments or entitlements related to service, other than unemployment or social security benefits. Nothing herein shall limit any of the Company's obligations to pay any accrued and vested deferred compensation under any Employee Retirement Income Security Act (ERISA) plan or deferred compensation plan of the Company, or any benefits under insurance arrangements for the benefit of the Executive or accrued under any other employee benefit plan.

        11.    Successors.

          (a)    Executive.    This Agreement and rights under it are personal to the Executive and without the prior written consent of the Company shall not be assignable or assigned by the Executive. If the Executive dies or suffers a Disability after a Qualified Termination, this Agreement shall inure to the benefit of and be enforceable by the Executive's heirs or legal representatives, as the case may be.

          (b)    Company.    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including any transferee of all or substantially all of its assets as an entirety. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the preceding sentence, "Company" shall mean the Company as previously defined herein and any successor to its business and/or assets described in the preceding sentence that assumes and agrees to perform this Agreement by operation of law or otherwise.

        12.    Indemnification.

        In any circumstance where, under the Company's certificate of incorporation, bylaws, The Macerich Partnership, L.P. Limited Partnership Agreement, or applicable law, the Company has the power to indemnify or advance expenses to the Executive in respect of any judgments, fines, settlements, loss, costs or expertise (including attorneys' fees) of any nature relating to or arising out of the Executive's activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then if the Executive has undergone a Qualified Termination, the Company will promptly, upon written request, indemnify and advance expenses to the Executive to the fullest extent permitted by applicable law, including but not limited to, making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Company will not be deemed to impair any other obligation of the Company or The Macerich Partnership, L.P. respecting indemnification of the Executive arising out of this or any other Agreement or promise by the Company or under the Company's certificate of incorporation, bylaws or any statute.

        13.    Miscellaneous.

          (a)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

          (b)    No Contract or Right of Employment.    Nothing in this Agreement (1) shall be construed as creating an express or implied contract of employment, changing Executive's status as an employee at will, if that is or becomes the case, giving the Executive any right to be retained in the employ of the Company or any subsidiary or affiliate, or giving the Executive the right to any particular level of compensation or benefits nor (2) interfere in any way with the right of the Company or a subsidiary or affiliate, as the case may be, to terminate the Executive's employment at any time with or without Cause, subject in either case to any express payment and other obligations of the Company under this Agreement in the case of a termination of employment after the Effective Date.

          (c)    Termination Prior to Effective Date.    If, prior to the Effective Date, the Executive's employment with the Company terminates, then the Executive shall have no rights under this Agreement.

          (d)    Headings.    The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (e)    Amendments.    This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (f)    Interest.    Interest shall not be payable on any benefit payable by the Company under this Agreement prior to the time such payment is due.

          (g)    Notices.    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

    David J. Contis
    C/o The Macerich Company
    401 Wilshire Blvd., Suite 700
    Santa Monica, CA 90401

    If to the Company:

    The Macerich Company
    401 Wilshire Boulevard No. 700
    Santa Monica, California 90401
    Attention: Richard A. Bayer, Secretary

    or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (h)    Tax Withholdings.    The Company shall be entitled to withhold from any amounts payable under or pursuant to this Agreement all taxes as legally shall be required (including without limitation, and United States federal taxes and any other state, city or local taxes).

          (i)    Strict Compliance; Severability.    The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right with respect to any subsequent lack of compliance, or of any other provision or right of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, if the essential terms from the perspective of both parties remain enforceable.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

David J. Contis

THE MACERICH COMPANY

By:
Richard A. Bayer Executive Vice President, General Counsel & Secretary

Appendix A

Definition of Change of Control

        "Change of Control" means any of the following:

          (1)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition), the following acquisitions shall not constitute a Change of Control; (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (iv) any acquisition by any entity pursuant to a transaction that complies with Sections (3)(A), (3)(B) and (3)(C) below;

          (2)  Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (3)  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries ("Parent")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business

  Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

          (4)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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MANAGEMENT CONTINUITY AGREEMENT
Definition of Change of Control